Exhibit 99.1

EXCO Resources, Inc. Enters into Forbearance Agreements

DALLAS – December 21, 2017 – EXCO Resources, Inc. (NYSE: XCO) (“EXCO” or the “Company”) today announced that it has entered into forbearance agreements (the “Forbearance Agreements”) with the administrative agent and the majority of lenders under its reserve-based credit agreement (the “Credit Agreement”), holders of approximately 87% of the outstanding aggregate principal amount of its senior secured 1.5 lien notes due March 2022 (the “1.5 Lien Notes”) and lenders holding approximately 81% of its outstanding senior secured 1.75 lien term loans due October 2020 (“1.75 Lien Term Loans”)

(collectively, the “Forbearing Creditors”).

Under the terms of the Forbearance Agreements, the Forbearing Creditors have agreed to forbear from exercising any and all remedies available to them under the Credit Agreement, the 1.5 Lien Notes and the 1.75 Lien Term Loans as a result of the Company not making the December 20, 2017 payment due under the 1.75 Lien Term Loan, as well as certain defaults arising as a result of the Company’s failure to meet affirmative covenants under its Credit Agreement as of December 31, 2017, among other things. The Forbearance Agreements will expire upon the earlier of 11:59 PM (Eastern Time) on January 15, 2018 or the occurrence of certain events specified in the Forbearance Agreements.

The Company also announced it has received a commitment for a $250 million debtor-in-possession financing in the event that the Company elects to pursue a filing of voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code.

Harold L. Hickey, EXCO’s Chief Executive Officer and President, said, “We are continuing to explore strategic alternatives to address our financial position and maximize the value of the Company. The Forbearance Agreements provide EXCO with additional time and flexibility as we continue our ongoing and constructive discussions with our stakeholders regarding the Company’s capital structure. We remain committed to acting in the best interest of our stakeholders and will continue to take actions to strengthen our financial position.”

As previously announced, EXCO’s next quarterly interest payment of approximately $27 million, based on the paid in-kind interest rate of 15.0% on the 1.75 Lien Term Loans, was scheduled to occur on December 20, 2017, and was required to be paid in-kind pursuant to the terms of the indenture governing the 1.5 Lien Notes. The Company did not make the interest payment on the 1.75 Lien Term Loans on December 20, 2017.

The Company, together with the Audit Committee of the Board of Directors, is continuing to explore strategic alternatives to strengthen the Company’s balance sheet and maximize the value of the Company, which may include seeking a comprehensive out-of-court restructuring or reorganization under Chapter 11 of the U.S. Bankruptcy Code. As previously announced, the Company has retained PJT Partners LP as financial advisor and Alvarez & Marsal North America, LLC as restructuring advisor. The Company continues to retain Kirkland & Ellis LLP as its legal advisor to assist the Audit Committee and management team with the strategic review process.

Additional information on the Forbearance Agreements is contained in a report on Form 8-K, which has been filed with the Securities and Exchange Commission.

About EXCO Resources, Inc.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and the Appalachia region. EXCO’s headquarters are located at 12377 Merit Drive, Suite 1700, Dallas, TX 75251.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: discussions regarding EXCO’s restructuring, EXCO’s liquidity, sources of capital resources and ability to maintain compliance with debt covenants, continued volatility in the oil and gas markets, the continued listing of EXCO’s common shares on the NYSE, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.

Contacts

EXCO Resources, Inc.

Tyler Farquharson, (214) 368-2084

Vice President, Chief Financial Officer and Treasurer

www.excoresources.com